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                                                                     Exhibit 5.1

                                  [LETTERHEAD]

                                                     Dura Pharmaceuticals, Inc.
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                                  July 14, 2000



Dura Pharmaceuticals, Inc.
7475 Lusk Boulevard
San Diego, California  92121

                  Re: Dura Pharmaceuticals, Inc. Registration Statement on Form S-4 for 6,355,000 Warrants to purchase shares of Common Stock and the shares of Common Stock issuable upon exercise of such Warrants

Ladies and Gentlemen:

                  We have acted as counsel to Dura Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 6,355,000 warrants to purchase shares of the Company's Common Stock (the "Warrants") and shares of the Company's Common Stock issuable upon exercise of the Warrants (the "Shares") pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance of the Warrants and, upon exercise, the Shares. Based on such review, we are of the opinion that (1) the Warrants have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus/proxy statement (as amended and supplemented through the date of issuance) will be legally issued, and fully paid and (2) the Shares have been duly and validly

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reserved for issuance and, if, as and when issued upon such exercise in accordance with the terms of the Warrants and the Registration Statement and the related prospectus/proxy statement, will be legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.



                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants or the Shares.

                                       Very truly yours,
                                       BROBECK, PHLEGER & HARRISON LLP